UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2005

ARCADIA RESOURCES, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-31249 (Commission File Number)	88-0331369 (IRS Employer Identification No.)

26777 Central Park Blvd., Suite 200 Southfield, Michigan 48076
(Address of principal executive offices)      (Zip Code)

Registrant’s telephone number, including area code: (248) 352-7530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02      Unregistered Sales of Equity Securities.

     The disclosures set forth below in Item 8.01 are incorporated herein by this reference.

Item 8.01      Other Events.

United Health Care Services, Inc. Acquisition

     On April 7, 2005, Arcadia Resources, Inc. (the “Company”), through its Beacon Respiratory Services, Inc. subsidiary, entered into and closed on an agreement by which it purchased certain assets of United Health Care Services, Inc., a Florida corporation, Coast Home Medical, Inc., a Florida corporation, and Pharmacy 13, Inc. d/b/a “DR Pharmacy,” a Delaware corporation. The principal business acquired is a DME supplier business operated by United Health Care Services focused on respiratory disease management with operations in Fort Myers and Port Charlotte, Florida. Upon full integration of the acquisition, it is anticipated that Beacon Respiratory Services will operate the business under the Arcadia H.O.M.E. (home oxygen medical equipment) name. The Company’s news release announcing the acquisition is attached as exhibit 99.1.

     The purchase price for the acquired assets, together with pro-rations for leased space, totals $1,536,167, which was paid in cash, delivery of an interest-bearing short-term promissory note of $100,000, and the issuance of 147,500 shares of the Company’s common stock having an aggregate value of $236,000.

     The Company’s shares of common stock were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D. The transactions are exempt because they did not involve a public offering. The sales of these securities were made without general solicitation or advertising. There was no underwriter, and no underwriting commissions or discounts were paid. Further, each common stock certificate issued in each transaction bears a legend providing, in substance, that the securities have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of the Company’s counsel that registration is not required under the Securities Act of 1933. The shares carry registration rights.

Item 9.01      Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Arcadia Resources, Inc. news release dated April 11, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcadia Resources, Inc.
By:	/S/ John E. Elliott II
John E. Elliott II

Its: Chairman of the Board and Chief Executive Officer

Dated: April 19, 2005

Exhibit Index

Ex No.	Description
Exhibit 99.1	Arcadia Resources, Inc. news release dated April 11, 2005.